Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Netfin Holdco on Amendment No. 1 to Form F-4 [File No. 333-248486] of our report dated March 11, 2020, with respect to our audit of the financial statements of Netfin Acquisition Corp. as of December 31, 2019 and for the period from April 24, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

Houston, TX

September 30, 2020